Exhibit 3.1

ROSS MILLER Secretary of State 204 North Carson Stree, Suite 1 Carson City, Nevada 89701-4520 (775) 684-5708 Website: www.nvsos.gov

Certificate to Accompany Restated Articles or Amended and Restated Articles (PUSUANT TO NRS)	Filed in the office of Ross Miller Secretary of State State of Nevada	Document Number 2012577107-62 Filing Date and Time 08/22/2012 9:15 AM Entity Number E0572852010-8

USE BLACK INK ONLY - DO NOT HIGHLIGHT	ABOVE SPACE IS FOR OFFICE USE ONLY

This Form is to Accompany Restated Articles or Amended and Restated Articles of Incorporation.
(Pursuant to NRS 78.403, 82.371, 86.221, 87A, 88.355 or 88A.250)
(This form is also to be used to accompany Restated Articles or Amended and Restated Articles for Limited-Liability Companies, Certificates of Limited Partnership, Limited-Liability Limited Partnerships and Business Trusts)

1.  Name of Nevada entity as last recorded in this office:

Mericol, Inc.

2. The articles are: (mark only one box) ☐ Restated    ☒ Amended and Restated
Please entitle your attached articles "Restated" or "Amended and Restated," accordingly.

3.  Indicate what changes have been made by checking the appropriate box:

☐
No amendments; articles are restated only and are signed by an officer of the corporation who has been authorized to execute the certificate by resolution of the board of directors adopted on: _________________________________
The certificate correctly sets forth the text of the articles or certificate as amended to the date of the certificate.

☒	The entity name has been amended.

☐	The registered agent has been changed. (attach Certificate of Acceptance from new registered agent)

☐	The purpose of the entity has been amended.

☒	The authorized shares have been amended

☐	The directors, managers or general partners have been amended.

☐	IRS tax language has been added.

☒	Articles have been added.

☐	Articles have been deleted.

☐	Other. The articles or certificate have been amended as follows: (provide article numbers, if available)

4. Effective date and time of filing: (optional)	Date:	Time:
(must not be later than 90 days after the certificate is filed)

*This form is to accompany Restated Articles or Amended and Restated Articles which contain newly altered or amended articles. The Restated Articles must contain all of the requirements as set forth in the statutes for amending or altering the articles for certificates.
IMPORTANT:  Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.	Nevada Secretary of State Restated Articles Revised: 8-31-11

AMENDED AND RESTATED

ARTICLES OF INCORPORA'I'ION OF

MERICOL, INC.

Mericol, Inc., a corporation organized and existing under and by virtue of the laws of the State of Nevada (the "Corporation"), does hereby certify as follows:

1. These Amended and Restated Articles of Incorporation have been duly approved by the Written Consent of the Board of Directors of the Corporation the holders of a majority of the Corporation's issued and outstanding common stock in lieu of a meeting, dated July 27, 2012.

2. The Articles of Incorporation of the Corporation heretofore amended and/or supplemented are hereby restated, integrated and further amended to read in its entirety as follows:

ARTICLE I

Name. The name of the corporation is ''Maxwell Resources, Inc." (hereinafter, the "Corporation").

ARTICLE II

Period of Duration. The period of duration of the Corporation is perpetual.

ARTICLE III

Purposes and Powers. The purpose for which the Corporation is organized is to engage in any and all lawful business.

ARTICLE IV

Common Capitalization. The Corporation shall have the authority to issue 75,000,000 shares of common voting stock having a par value of $0.001 per share ("Common Stock"). All common voting stock of the Corporation shall be of the same class and shall have the same rights and preferences. Fully paid stock of the Corporation shall not be liable for further call or assessment. The authorized shares shall be issued at the discretion of the Board of Directors of the Corporation.

Preferred Capitalization. The Corporation shall have the authority to issue 10,000,000 shares of blank check preferred stock par value $0.001 per share ("Preferred Stock"), 2,400,00 shares of which shall be designated as the Corporation's Series A Preferred Stock, par value $0.001 ("Series A Preferred Stock"). Shares of Preferred Stock of the Corporation may be issued from time to time in one or more series, each of which shall have such distinctive designation or title as shall be determined by the Board of Directors of the Corporation prior to the issuance of any shares thereof. Preferred Stock shall have such voting powers, full or limited, or no voting powers, and such preferences and relative, participating, optional or other special rights and such qualifications, limitations or restrictions thereof, as shall be stated in such resolution or resolutions providing for the issue of such class or series of Preferred Stock as may be adopted from time to time by the Board of Directors prior to the issuance of any shares thereof.

Series A Preferred  Stock.   The voting powers, preferences and relative, participating, optional and other special rights, and the qualifications, limitations or restrictions of such Series A Preferred Stock shall be as follows. The "Original Issue Price" of the Series A Preferred Stock shall be $1.00 per share.

1.   Dividends on Series A Preferred Stock.

a.   Ratable Dividends. The holders of Series A Preferred Stock shall be entitled to receive out of funds legally available therefor, dividends at the same rate as dividends (other than dividends paid in additional shares of Common Stock) are paid with respect to the outstanding shares of the Corporation's Common Stock (treating each share of Series A Preferred Stock as being equal to the number of shares of Common Stock into which each such share of Series A Preferred Stock could be converted pursuant to the provisions of Section 2 hereof with such number determined as of the record date for the determination of holders of Common Stock entitled to receive such dividend).

b.   Participating Dividends. No dividends shall be declared and set aside for or paid upon any shares of Common Stock unless the Board of Directors of the Corporation shall contemporaneously declare and pay a dividend upon the then outstanding shares of Series A Preferred in the same amount per share of Series A Preferred as would be declared payable on the maximum number of shares of Common Stock into which each share of Series A Preferred could then be converted pursuant to the provisions of Section 2 hereof, such number to be determined as of the record date for the determination of holders of Common Stock entitled to receive such dividends.

2.   Conversion of Series A Preferred Stock into Common Stock.

a.   Optional Conversion. Each holder of shares of Series A Preferred Stock may, at holder's option and at any time, convert any or all such shares, on the terms and conditions set forth herein, into fully paid and non-assessable shares of the Corporation's Common Stock. The number of shares of Common Stock into which each share of Series A Preferred Stock may be converted shall be determined by dividing the Original Issue Price of each share of Series A Preferred Stock to be converted by the Conversion Price (as defined below) in effect at the time of conversion. The "Conversion Price" at which shares of Common Stock shall be issuable upon conversion of any shares of Series A Preferred Stock shall initially be $1.00 per share, subject to adjustment as provided below.

To exercise holder's conversion privilege, the holder of any shares of Series A Preferred Stock shall surrender to the Corporation during regular business hours at the principal executive offices of the Corporation or the offices of the transfer agent for the Series A Preferred Stock or at such other place as may be designated by the Corporation, the certificate or certificates for the shares to be converted, duly endorsed for transfer to the Corporation (if required by it), accompanied by written notice stating that the holder irrevocably elects to convert such shares. Conversion shall be deemed to have been effected on the date when such delivery is made, and such date is referred to herein as the "Conversion Date." Within three (3) business days after the date on which such delivery is made, the Corporation shall issue and send (with receipt to be acknowledged) to the holder thereof or the holder's designee, at the address designated by such holder, a certificate or certificates for the number of full shares of Common Stock to which the holder is entitled as a result of such conversion, and cash with respect to any fractional interest of a share of Common Stock as provided in paragraph 2(c). The holder shall be deemed to have become a stockholder of record of the number of shares of Common Stock into which the shares of Series A Preferred Stock have been converted on the applicable Conversion Date unless the transfer books of the Corporation are closed on that date, in which event holder shall be deemed to have become a stockholder of record of such shares on the next succeeding date on which the transfer books are open, but the Conversion Price shall be that in effect on the Conversion Date. Upon conversion of only a portion of the number of shares of Series A Preferred Stock represented by a certificate or certificates surrendered for conversion, the Corporation shall within three (3) business days after the date on which such delivery is made, issue and send (with receipt to be acknowledged) to the holder thereof or the holder's designee, at the address designated by such holder, a new certificate covering the number of shares of Series A Preferred Stock representing the unconverted portion of the certificate or certificates so surrendered.

b.   Mandatory Conversion. Each share of Series A Preferred Stock shall automatically convert into shares of Common Stock, as described in paragraph 2a, at the then applicable Conversion Price, on the date that is eighteen (18) months after the Original Issue Date (as defined below) (the "Mandatory Conversion Event"). The Corporation will provide notice to holder within 10 days of the occurrence of the Mandatory Conversion Event (failure of the Corporation to timely give such notice does not void the mandatory conversion). Holder shall surrender to the Corporation, within 5 days of receiving such notice, the certificate(s) representing the shares of Series A Preferred Stock to be converted into Common Stock. In the event holder does not surrender such certificate(s) within 5 days of receiving such notice, the Corporation shall deem such certificate(s) cancelled and void. As soon as practicable, after the certificate(s) are either surrendered by the holder or cancelled by the Corporation, as the case may be, the Corporation will issue and deliver to holder a new certificate for the number of full shares of Common Stock issuable upon such mandatory conversion in accordance with the provisions hereof and cash as provided in paragraph 2(c) in respect of any fraction of a share of Common Stock otherwise issuable upon such mandatory conversion. Holder will be deemed a Common Stock holder of record as of the date of the occurrence of a Mandatory Conversion Event. For purposes hereof, the "Original Issue Date" shall mean the date upon which the first share of Series A Preferred Stock was issued.

c.   No fractional shares of Common Stock or scrip shall be issued upon conversion of shares of Series A Preferred Stock. If more than one share of Series A Preferred Stock shall be surrendered for conversion at any one time by the same holder, the number of full shares of Common Stock issuable upon conversion thereof shall be computed on the basis of the aggregate number of shares of Series A Preferred Stock so surrendered. Instead of any fractional shares of Common Stock which would otherwise be issuable upon conversion of any shares of Series A Preferred Stock, the Corporation shall make an adjustment in respect of such fractional interest equal to the fair market value of such fractional interest, to the nearest 1/1OOth of a share of Common Stock, in cash at the Current Market Price (as defined below) on the business day preceding the effective date of the conversion. The "Current Market Price" of publicly traded shares of Common Stock or any other class of Common Stock or other security of the Corporation or any other issuer for any day shall be deemed to be the average of the daily ''Closing Prices" for the l0 consecutive trading days preceding the Conversion Date. The "Current Market Price" of the Common Stock or any other class of capital stock or securities of the Corporation or any other issuer which is not publicly traded shall mean the fair value thereof as determined by an independent investment banking or appraisal firm experienced in the valuation of such securities or properties selected in good faith by the Board of Directors of the Corporation or a committee thereof or, if no such investment banking or appraisal firm is, in the good faith judgment of the Board of Directors of the Corporation or such committee, available to make such determination, as determined in good faith judgment of the Board of Directors of the Corporation or such committee. The "Closing Price" shall mean the last reported sales price on the principal national securities exchange on which the Common Stock is listed or admitted to trading or, if not listed or admitted to trading on any national securities exchange, on Nasdaq) or) if the Common Stock is not listed or admitted to trading on any national securities exchange or quoted on Nasdaq, the average of the closing bid and asked prices in the over-the-counter market as furnished by any New York Stock Exchange member firm selected from time to time by the Corporation for that purpose.

d.   The Corporation shall pay any and all issue and other taxes that may be payable in respect of any issue or delivery of shares of Common Stock on conversion of Series A Preferred Stock pursuant hereto, other than any taxes payable with respect to income by the holders thereof.

e.   The Corporation shall at all times reserve for issuance and maintain available, out of its authorized but unissued Common Stock, solely for the purpose of effecting the conversion of the Series A Preferred Stock, the full number of shares of Common Stock deliverable upon the conversion of all Series A Preferred Stock from time to time outstanding. The Corporation shall from time to time (subject to obtaining necessary director and stockholder action), in accordance with the laws of the State of Nevada, increase the authorized number of shares of its Common Stock if at any time the authorized number of shares of its Common Stock remaining unissued shall not be sufficient to permit the conversion of all of the shares of Series A Preferred Stock at the time outstanding.

f.   If any shares of Common Stock to be reserved for the purpose of conversion of shares of Series A Preferred Stock require registration or listing with, or approval of, any governmental authority, stock exchange or other regulatory body under any federal or state law or regulation or otherwise, including registration under the Securities Act of 1933, as amended (the "Act"), and appropriate state securities laws, before such shares may be validly issued or delivered upon conversion, the Corporation will in good faith and as expeditiously as possible meet such registration, listing or approval, as the case may be.

g.   All shares of Common Stock which may be issued upon conversion of the shares of Series A Preferred Stock will upon issuance by the Corporation be validly issued, fully paid and non-assessable and free from all taxes, liens and charges with respect to the issuance thereof.

h.   The Conversion Price in effect shall be subject to adjustment from time to time as follows:

i.   Stock Splits, Dividends and Combinations. In the event that the Corporation shall at any time subdivide the outstanding shares of Common Stock, or shall pay or make a dividend or distribution on any class of capital stock of the Corporation in Common Stock, the Conversion Price in effect immediately prior to such subdivision or the issuance of such dividend shall be proportionately decreased, and in case the Corporation shall at any time combine the outstanding shares of Common Stock, the Conversion Price in effect immediately prior to such combination shall be proportionately increased, effective at the close of business on the date of such subdivision, dividend or combination, as the case may be.

ii.   Non-Cash Dividends, Stock Purchase Rights, CapitalReorganization and Dissolutions. In the event:

A.   that the Corporation shall take a record of the holders of its Common Stock for the purpose of entitling them to receive a dividend, or any other distribution, payable otherwise than in cash; or

B.   that the Corporation shall take a record of the holders of its Common Stock for the purpose of entitling them to subscribe for or purchase any shares of stock of any class or other securities, or to receive any other rights; or

C.   of any (1) capital reorganization of the Corporation, reclassification of the capital stock of the Corporation (other than a subdivision or combination of its outstanding shares of Common Stock), consolidation or merger of the Corporation with or into another corporation, unless the shareholders of the Corporation immediately prior to such transaction own 50% of the entity resulting from the transaction, or (2) sale, lease or transfer of all or substantially all of the assets or shares of the Corporation to another corporation in one or a series of transactions (collectively (C)(l) and (C)(2) are referred to as a "Reorganization"); or

D.   of  the  voluntary  or  involuntary dissolution, liquidation or winding up of the Corporation;

then, and in any such case, provision shall be made so that the holders of the Series A Preferred Stock shall be entitled, upon conversion, to receive the number and kind of securities of other property of the Corporation, or successor corporation, to which holder would have been entitled to receive had holder converted immediately prior to such event_ Furthermore, the Corporation shall cause to be mailed to the holders of record of the outstanding Series A Preferred Stock, at least 10 days prior to the date hereinafter specified, a notice stating the date on which (x) a record is to be taken for the purpose of such .dividend, distribution or rights, or (y) such reclassification, reorganization, consolidation, merger, share exchange, conveyance, dissolution, liquidation or winding up is to take place and the date, if any is to be fixed, as of which holders of Corporation securities of record shall be entitled to exchange their shares of Corporation securities for securities or other property deliverable upon such reclassification, reorganization, consolidation, merger, share exchange, conveyance, dissolution, liquidation or winding up.

i.   The Corporation will not, by amendment of its Articles of Incorporation or through any reorganization, transfer of assets, consolidation, merger, share exchange, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but will at all times in good faith assist in the carrying out of all the provisions of paragraph 2(h) and in the taking of all such action as may be necessary or appropriate in order to protect the conversion rights of the holders of the Series A Preferred Stock against impairment. Without limiting the generality of the foregoing, the Corporation (a) will not increase the par value of any shares of stock receivable on the conversion of the Series A Preferred Stock above the amount payable therefor on such conversion, (b) will take all such action as may be necessary or appropriate in order that the Corporation may validly and legally issue fully paid and nonassessable shares of stock on the conversion of all Series A Preferred Stock from time to time outstanding, and (c) will not consolidate with or merge into any other person or permit any such person to consolidate with or merge into the Corporation (if the Corporation is not the surviving person), unless such other person shall expressly assume in writing and will be bound by all of the terms of the Series A Preferred stock set forth herein.

j.   Upon the occurrence of each adjustment or readjustment of the Conversion Price pursuant to paragraph 2(h), the Corporation at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof, and prepare and furnish to each holder of Series A Preferred Stock a certificate signed by the president and chief financial officer (or, in the absence of a person designated as the chief financial officer, by the officer serving in an equivalent or similar financial capacity) of the Corporation setting forth (i) such adjustment or readjustment, (ii) the Conversion Price at the time in effect, and (iii) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of such holder's shares.

k.   In case any shares of Series A Preferred Stock shall be converted pursuant to Section 2 hereof, the shares so converted shall be restored to the status of authorized but unissued shares of preferred stock, without designation as to class or series, and may thereafter be reissued, but not as shares of Series A Preferred Stock.

3.   Voting. The shares of Series A Preferred Stock shall be entitled to vote, together with the shares of the Corporation's Common Stock, on all matters presented at any annual or special meeting of stockholders of the Corporation, or may act by written consent in the same manner as the holders of the Corporation's Common Stock. The holders of Series A Preferred Stock shall be entitled to that number of votes equal to the number of shares of Common Stock into which each share of Series A Preferred Stock is then convertible, as determined in accordance with Section 2, multiplied by fifteen (15). The Series A Preferred Stock and any other stock having voting rights shall vote together as one class, except as otherwise provided by law and herein.

4.   Liquidation Rights.

a.   A "Liquidation" shall mean a dissolution or winding up, voluntary or involuntary, of the Corporation.

b.   In the event of any Liquidation, the holders of shares of Series A Preferred Stock then outstanding shall be entitled to receive out of assets of the Corporation available for distribution to stockholders, before any distribution of assets is made to holders of any other class of capital stock of the Corporation that ranks junior to or on parity with the Series A Preferred Stock, an amount equal to the Original Issue Price (the "Base Liquidation Preference"). If upon any Liquidation, the amounts payable with respect to the Series A Preferred Stock and any other shares of stock of the Corporation ranking as to any such distribution on a parity with the Series A Preferred Stock are not paid in full, the holders of the Series A Preferred Stock and of such other shares shall share ratably in any such distribution of assets of the Corporation in proportion to the full respective preferential amounts to which they are entitled. After the payment of the Base Liquidation Preference shall have been made in full to the holders of the Series A Preferred Stock or funds necessary for such payment shall have been set aside by the Corporation in trust for the account of holders of the Series A Preferred Stock so as to be available for such payments, the remaining assets of the Corporation legally available for distribution to its shareholders shall be distributed to the holders of Common Stock and any other class of capital stock that ranks senior to the Series A Preferred Stock and that participates in any liquidation proceeds with the Common Stock.

5.   Notice. All notices required to be delivered hereunder to the holders of the Series A Preferred Stock shall be sent by facsimile transmission (such notice shall be deemed received by the recipient on the first business day following transmission and electronic confirmation of receipt), prepaid overnight courier or first class or registered or certified mail, return receipt requested, with postage prepaid thereon, to the holder at holder's last address shown on the records of the Corporation for the Series A Preferred Stock.

6.   Ranking. The Series A Preferred Stock shall rank (j) prior to the Corporation's Common Stock and (ii) junior to any class or series of capital stock of the Corporation. hereafter created specifically ranking, by its terms, senior to the Series A Preferred Stock ("Senior Securities"), in each case as to payment of dividends. (except with respect to any dividends payable to holders of Common Stock, the holders of Series A Preferred Stock shall :rank in parity with such holders of the Common Stock), distribution of assets upon liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary.

ARTlCLE V

Directors. The Corporation shall be governed by a Board of Directors, and the number of directors may from time to time be increased or decreased in such manner as shall be provided by the Bylaws of the Corporation, providing that the number of directors shall not be .reduced to fewer than one (1) director.

ARTICLE VI

Control Share Acquisitions. The provisions of NRS 78.378 to 78.3793, inclusive, are not applicable to the Corporation.

ARTICLE VII

Written Consent to Action by Shareholders. Any action required to be taken at a meeting of the shareholders. or any other action which may be taken at a meeting of the shareholders, may be taken without a meeting, if a consent in writing, setting forth the action so taken, shall be signed by shareholders holding at least a·majority of the voting power, except that if a different proportion of voting power is required for such an action at a meeting then that proportion of written consents is required.

ARTICLE VIII

Indemnification of Directors and Executive Officers. To the fullest extent allowed by law, the directors and executive officers of the Corporation shall be entitled to indemnification from the Corporation for acts and omissions taking place in connection with their activities in such capacities.

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